Exhibit 99.1

NEWS

5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Monday, February 28, 2005	TRADED: NASDAQ/NMS

Tech Data Reports Acceleration of Stock Option Vesting

CLEARWATER, FL. — Tech Data Corporation today announced an approval by the company’s Board of Directors of the acceleration of vesting for all stock options awarded during March 2004 to employees and officers under the company’s stock option award program. As a result of this action, stock options to purchase approximately 1.5 million shares of the company’s common stock became immediately exercisable effective February 25, 2005. The grant prices of the affected stock options range from $41.08 to $41.64 and the closing price of the company’s common stock on February 24, 2005 was $41.20.

Under the recently issued Financial Accounting Standard Board Statement No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123R”), the company will be required to apply the expense recognition provisions of FAS 123R no later than August 1, 2005. It is anticipated that the accelerated vesting of these stock options will eliminate potential expense recognition in future periods of approximately $20 million. “We believe this decision is in the best interest of the company and its shareholders,” stated Steven A. Raymund, Chairman and Chief Executive Officer.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; risk of declines in inventory value; dependence on information systems; customer credit exposure; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on delivery systems; changes in vendor terms and conditions; general economic conditions; exposure to natural disasters, acts of war and terrorism; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of February 28, 2005. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $19.1 billion for the last four quarters reported, which ended October 31, 2004.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

                    or

Danyle L. Anderson, Director of Investor Relations & Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)